Exhibit 10.02

SILICON IMAGE, INC.

SALES INCENTIVE PLAN FOR VICE PRESIDENT OF WORLDWIDE SALES

FOR FISCAL YEAR 2005

Pursuant to the sales incentive plan, the Registrant’s current Vice President of Worldwide Sales, will receive a cash incentive payment based on the Registrant’s percentage of achievement of planned revenue for the fiscal year, as set forth in the following table.

Percent Achievement	Amount of Cash	Percent of Incentive
of Planned Revenue	Incentive Payment	Target Amount
70%	$76,125	52.5%
75%	$81,563	56.3%
80%	$94,250	65.0%
85%	$106,938	73.8%
90%	$119,625	82.5%
95%	$132,313	91.3%
100%	$145,000	100.0%
105%	$159,500	110.0%
110%	$174,000	120.0%
115%	$188,500	130.0%
120%	$203,000	140.0%
125%	$217,500	150.0%
130%	$232,000	160.0%
135%	$246,000	170.0%
140%	$261,000	180.0%
145%	$275,000	190.0%
150%	$290,000	200.0%